Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contacts:

Mel Stephens

(248) 447-1624

Ed Lowenfeld

(248) 447- 4380

Lear Declares Quarterly Cash Dividend

SOUTHFIELD, Michigan, May 16, 2012 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, today announced that its Board of Directors has declared a quarterly cash dividend of $0.14 per share on the Company’s common stock. The dividend is payable on June 26, 2012 to shareholders of record at the close of business on June 7, 2012.

Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 100,000 employees located in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.

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